EXHIBIT 99.1

HSBC Bank USA Announces Settlement with OCC
Related to Legacy Credit Card Add-on Products

New York -- April 13, 2016 - HSBC North America Holdings Inc. announced that HSBC Bank USA, N.A., (HSBC Bank USA) has reached an agreement with the Office of the Comptroller of the Currency (OCC) to resolve a regulatory review of past billing practices related to certain credit card add-on products that were sold primarily to customers of HSBC Bank Nevada, N.A., a former subsidiary of HSBC Finance Corporation, as well as to customers of HSBC Bank USA.
HSBC discontinued sales of credit card add-on products in 2012, and sold its card and retail services business in 2012. HSBC Bank Nevada ceased to exist in 2013.
As part of the agreement, HSBC Finance Corporation will pay a civil money penalty of $35 million to the OCC.
Refunds of product fees and related charges will be made to affected customers, both existing and former, in line with a refund plan currently being developed by HSBC. The total amount of customer refunds will be determined by the refund plan, and will be funded primarily by HSBC Finance Corporation, with the balance funded by HSBC Bank USA.
Costs associated with the civil money penalty and customer refunds are not expected to cause HSBC Finance Corporation to take any additional charges to income beyond those recorded in prior years.
Media inquiries:
Rob Sherman     +1 212-525-6901    robert.a.sherman@us.hsbc.com

Forward-looking statements:

Certain statements in this press release are "forward-looking statements" within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results and other financial conditions may differ materially from those included in these statements due to a variety of factors including those contained in HSBC Finance Corporation’s and HSBC USA Inc.'s filings with the U.S. Securities and Exchange Commission, including without limitation the "Risk Factors" section of HSBC Finance Corporation’s 2014 Annual Report and HSBC USA Inc.'s 2014 Annual Report, each on Form 10-K. Precautionary statements included in such filings should be read in conjunction with this release.

Notes to editors:

HSBC North America Holdings Inc. is the holding company for HSBC Holdings plc's operations in the United States and, at 31 December 2015, had assets of US $271.9bn (US GAAP). The company’s businesses serve customers in the following key areas: retail banking and wealth management, commercial banking, private banking, and global banking and markets.

HSBC Bank USA, National Association (HSBC Bank USA, N.A.), with total assets of US $183.1bn as of 31 December 2015 (US GAAP), serves 2.4 million customers through retail banking and wealth management, commercial banking, private banking, asset management, and global banking and markets segments. It operates more than 229 bank branches throughout the United States. There are over 145 in New York as well as branches in: California; Connecticut; Delaware; Washington, D.C.; Florida; Maryland; New Jersey; Pennsylvania; Virginia; and Washington. HSBC Bank USA, N.A. is the principal subsidiary of HSBC USA Inc., an indirect, wholly-owned subsidiary of HSBC North America Holdings Inc. HSBC Bank USA, N.A. is a member of the FDIC.

HSBC Finance Corporation, through its subsidiaries, owns and services a portfolio of residential real estate loans. HSBC Finance Corporation is a subsidiary of HSBC North America Holdings Inc.

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